Exhibit 10.56

Summary of Compensation for Non-Officer Directors

As of December 31, 2010, PC Connection, Inc.’s non-officer directors consisted of: (i) Joseph Baute; (ii) David Beffa-Negrini; (iii) Barbara Duckett; (iv) David Hall; and (v) Donald Weatherson. Non-officer directors receive a standard quarterly retainer fee of $10,000 for service on the Board as well as $2,500 for each individual board meeting attended and $1,500 for each committee meeting attended. The table below sets forth the total retainer fee paid for 2010, and per board meeting and committee meeting fees paid to our non-officer directors in 2010:

Director	Total Retainer Fee Paid for 2010(1)	Fee Per Board Meeting Attended	Fee Per Committee Meeting Attended
Joseph Baute	$40,000	$2,500	$1,500
David Beffa-Negrini	40,000	2,500	1,500
Barbara Duckett	40,000	2,500	1,500
David Hall	40,000	2,500	1,500
Donald Weatherson	40,000	2,500	1,500

(1)	In addition, non-officer directors receive reimbursement for all reasonable expenses incurred in attending board and committee meetings.